Exhibit 99.1

Investor Contact:	Media Contact:
Perot Systems Corporation	Perot Systems Corporation
John Lyon	Joe McNamara
phone: (972) 577-6132	phone: (972) 577-6165
fax: (972) 577-6790	fax: (972) 577-4484
John.Lyon@ps.net	Joe.McNamara@ps.net

Perot Systems Corporation
2300 West Plano Parkway
Plano, TX 75075
972.577.0000
www.perotsystems.com
Perot Systems Announces Second Quarter 2006
Financial Results
Plano, TX — August 1, 2006 — Perot Systems Corporation (NYSE: PER) today announced financial results for the second quarter of 2006. For the quarter:
•	Revenue was $572 million, an increase of 17% year-to-year over second quarter 2005 revenue of $488 million, and includes $25 million of revenue growth, equal to five percentage points, from acquisitions completed during the past twelve months.

•	Earnings per share (diluted) was $.21.

•	New contract signings totaled $281 million for the quarter, bringing the total value of new contracts signed during the past 12 months to $1.8 billion.

•	Operating Cash Flow and Capital Expenditures for the second quarter of 2006 totaled $45.4 million and $19.0 million, respectively. Trailing Twelve Month Operating Cash Flow and Capital Expenditures were $165.4 million and $73.1 million, respectively. During the second quarter of 2006, Perot Systems repurchased approximately 1.2 million shares of its common stock for $16.5 million at an average price per share of $13.97, increasing the total number of shares repurchased under the current authorization to 4.3 million at a total cost of $58.7 million.

•	Cash and Cash Equivalents totaled $250.7 million as of June 30, 2006.
“We had a productive quarter, reporting healthy sequential revenue and profit growth, successfully winning new business and advancing potential sales opportunities,” said Peter Altabef, president and CEO of Perot Systems. “With our revenue coming predominantly from areas with attractive growth characteristics, we continue to be well positioned for further business expansion. This market position, sound execution, and successful implementation of targeted profit improvement actions are the keys to our success.”

The following table compares earnings per share (diluted) between second quarter 2005 and second quarter 2006, showing the changes from period-to-period.
Year-to-Year Earnings per Share Comparison

2Q 2005 Earnings per share (diluted)	$.27
Less: 2Q 2005 pro forma stock compensation expense 1)	($.03)

2Q 2005 pro forma earnings per share (diluted)	$.24
2Q 2005 —Contract-related settlement 2)	($.05)
Year-to-year decrease in reported operating income from a customer contract 3)	($.04)
All Other Business Growth, net 4)	$.06

2Q 2006 Earnings per share (diluted)	$.21

1.	Effective January 1, 2006, Perot Systems adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (FAS 123R), which added $3.8 million of incremental pretax expense, equal to $.02 per diluted share for the second quarter of 2006. On a pro forma basis assuming FAS 123R was in effect for the second quarter of 2005, Perot Systems would have incurred additional stock compensation expense of $5.9 million, or $.03 per share, which would have reduced earnings per share (diluted) to $.24 for the second quarter of 2005.

2.	In the second quarter of 2005, we settled a dispute with a former customer. As a result, we received a $7.6 million payment and reduced our liabilities by $2.7 million, both of which were recorded as a reduction to direct cost of services. This benefited earnings per share (diluted) for the second quarter of 2005 by $.05.

3.	In the second quarter of 2006, Perot Systems realized a $7.7 million decrease in gross profit from a previously disclosed infrastructure services contract with a Commercial Solutions customer. Perot Systems and the client are working to resolve the outstanding issues and to revise their contractual relationship.

4.	The remaining business growth, net was derived from the Consulting and Applications Solutions line of business, acquisitions completed during the past 12 months, new and expanded contracts primarily within the Industry Solutions and Government Services lines of business, and reductions to employee-related expenses.

Perot Systems Corporation
Revenue by Line of Business
(Millions of USD)
Unaudited

	2Q 2006	Year-to-Year
Line of Business	Revenue	Growth

Industry Solutions 1) 2)	$449.6	20%
Government Services 2)	71.3	6%
Consulting & Apps. Solutions, gross 1) 3)	62.8	8%
Intersegment Eliminations 3)	(11.7)	10%

Total	$572.0	17%

1.	Revenue from UBS was $78.5 million for the second quarter of 2006, or 14% of total revenue. Revenue from UBS contained within the Industry Solutions line of business was $67.6 million for the second quarter of 2006, which was flat year-to-year. Revenue from UBS contained within the Consulting and Applications Solutions line of business was $10.9 million for the second quarter of 2006, an increase of 28% year-to-year.

2.	Revenue for the Industry Solutions and Government Services lines of business includes revenue growth related to companies Perot Systems acquired during the past 12 months of $22.8 million and $2.5 million, respectively.

3.	Gross revenue measures all services provided by Consulting and Applications Solutions, both direct-to-market and through our other lines of business. Intersegment eliminations relate to the revenue recognized through the Industry Solutions line of business. Net revenue represents only direct-to-market revenue for Consulting and Applications Solutions. Net revenue for Consulting and Applications Solutions was $51.1 million, an increase of 8% year-to-year.
Trend Information and Business Outlook
The information contained within the following section and the accompanying footnotes to the financial statements are important to understanding current and future performance. Some of the statements included in this press release involve projections of Perot Systems’ future financial performance and are based on current expectations. These statements are forward-looking, and actual results may differ materially. In formulating these projections, we have considered recent and potential sales, acquisitions, current market conditions and long-term opportunities and risks, with these factors being subject to risks and uncertainties, including those described within this press release.

Perot Systems continues to target year-to-year earnings per share (diluted) comparisons for the first quarter of 2007 that are roughly flat with first quarter of 2006, with the potential for Perot Systems to report year-to-year earnings growth for this period despite the loss of its outsourcing contract with UBS at the end of 2006.
Perot Systems believes that the additional earnings required to accomplish this will come from business growth and profit improvement actions. The profit improvement actions include the potential modification of two existing contractual relationships and cost reductions throughout the company. These profit improvement actions could:
•	Result in net expense, consisting primarily of asset impairments, of between $44 million to $60 million during the second half of 2006, and

•	Benefit 2007 quarterly EPS by approximately $.04. The increased profit resulting from general cost reduction activities should be recurring and the contract-related benefits are expected to be ongoing.
Regarding the potential contract modifications, any agreement between the parties is subject to negotiation and finalization of definitive documents.
In addition, Perot Systems is also working with a few of its existing clients on early contract renewals. If completed, these new contracts would result in an increased scope of services provided by Perot Systems, shorter-term discretionary services being moved to a longer-term core commitment, and actions to lower the client’s technology spend. If completed, these renewals would result in approximately $.01 per share of reduced earnings between the second quarter of 2006 and the first quarter of 2007.
For the third quarter of 2006, Perot Systems expects revenue to range from $572 million to $587 million. On a sequential basis, revenue growth is expected to come primarily from new sales. Third quarter 2006 earnings per share is expected to range from $.21 to $.23. This estimate does not include approximately $44 million to $60 million of expense related to implementing the profit improvement actions discussed above, which may be incurred in the third quarter of 2006.
Conference Call
Perot Systems will hold a conference call to review second quarter 2006 results of operations on August 1, 2006 at 10:15 a.m. EDT. Parties interested in participating may join the conference call via the Internet at www.perotsystems.com. Additionally, Perot Systems has published a downloadable summary of its second quarter 2006 financial results at www.perotsystems.com.

Perot Systems Corporation
Condensed Consolidated Income Statements
For the Three Months Ended June 30, 2005 and 2006
(Millions of USD, except per share amounts)
Unaudited

	Three Months Ended June 30
	2005	2006	% Change

Revenue	$488.2	$572.0	17%
Direct cost of services 1)	378.7	462.7	22%

Gross profit 1)	109.5	109.3	—
Selling, general & admin.2)	59.7	69.5	16%

Operating income	49.8	39.8	(20%)
Other income, net	0.3	0.1	(67%)
Interest income, net	0.8	0.8	—

Income before taxes	50.9	40.7	(20%)
Provision for income taxes	18.3	14.9	(19%)

Net income	$ 32.6	$ 25.8	(21%)

Earnings per share (diluted) data:
Earnings per share (diluted)	$ .27	$ .21	(22%)
Shares outstanding (diluted)	121.5	121.9

Perot Systems Corporation
Revenue Summary
For the Three Months Ended June 30, 2006
(Millions of USD)
Unaudited

		% Pts. of
	Revenue	Growth

2Q 2005	$488.2	—
Growth Related To:
Commercial accounts	35.1	7.2
Acquisition	22.8	4.7
New contracts	18.3	3.7

Industry Solutions	76.2	15.6

Federal accounts	1.5	0.3
Acquisitions	2.5	0.5

Government Services	4.0	0.8

Consulting and Apps. Solutions	3.6	0.8

Year-to-year Growth	83.8	17.2

2Q 2006	$572.0	17.2

		Year-to-
		Year
	Revenue	Growth	% of Total

Healthcare	$273.5	21%	48%
Commercial Solutions & Other 3)	176.1	20%	31%

Industry Solutions	449.6	20%	79%

Government Services 3)	71.3	6%	12%

Consulting and Applications Solutions, gross	62.8	8%	11%
Intersegment eliminations	(11.7)	10%	(2%)

Consulting and Apps. Sol.	51.1	8%	9%

Total	$572.0	17%	100%

Perot Systems Corporation
Condensed Consolidated Balance Sheets
As of December 31, 2005 and June 30, 2006
(Millions of USD)
Unaudited

	As of	As of
	12/31/2005	6/30/2006	% Change

Cash and cash equivalents	$ 259.6	$ 250.7	(3%)
Accounts receivable, net	277.8	340.0	22%
Prepaid expenses and other	66.0	71.9	9%

Total current assets	603.4	662.6	10%
Property, equip. & software, net	180.0	191.9	7%
Goodwill	443.4	462.2	4%
Other non-current assets	143.8	149.9	4%

Total assets	$1,370.6	$1,466.6	7%

Current liabilities	$ 259.6	$ 277.6	7%
Long-term liabilities	150.5	161.7	7%
Stockholders’ equity	960.5	1,027.3	7%

Total liabilities & stockholders’ equity	$1,370.6	$1,466.6	7%

Perot Systems Corporation
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended June 30, 2005 and 2006
(Millions of USD)
Unaudited

	Three Months Ended
	6/30/2005	6/30/2006
Net income	$32.6	$25.8
Depreciation and amortization	13.5	20.0
Changes in assets and liabilities (net of effects from acquisitions of businesses) and other non-cash items	(6.8)	(0.4)

Net cash provided by operating activities	39.3	45.4

Purchases of property, equipment & software	(18.6)	(19.0)
Other investing activities, net	(2.2)	(8.3)

Net cash used in investing activities	(20.8)	(27.3)

Proceeds from issuance of common stock	6.1	8.5
Repurchases of common stock	(20.6)	(16.5)
Other financing activities, net	(0.1)	1.1

Net cash used in financing activities	(14.6)	(6.9)

Effect of exchange rate changes on cash	(1.7)	1.4

Net cash flow	$2.2	$12.6

Financial Statement Notes
1)	Gross margin, which is calculated as gross profit divided by revenue, for the second quarter of 2006 was 19.1% of revenue, a decrease of 3.3 percentage points from the gross margin for the second quarter of 2005 of 22.4%. This year-to-year decrease in gross margin is primarily due to the following:
•	A $7.7 million decrease in gross profit from an infrastructure services contract. The decrease was due to a $7.5 million loss on this contract for the second quarter of 2006, which reduced our gross margin by 1.3 percentage points.

•	In the second quarter of 2005, we settled a dispute with a former customer. As a result, we received a $7.6 million payment and reduced our liabilities by $2.7 million, both of which were recorded as a reduction to direct cost of services. The dispute related to a contract we exited in 2003. This settlement resulted in a 2.1 percentage point increase in our gross margin for the second quarter of 2005.

•	In the second quarter of 2006, we recorded $1.5 million of additional stock compensation expense in direct cost of services as compared to the prior year period as a result of our adoption of FAS 123R.
2)	SG&A increased from $59.7 million for the second quarter of 2005 to $69.5 million for the second quarter of 2006, an increase of $9.8 million. This increase is primarily attributable to $4.7 million of acquisition-related SG&A and $2.3 million of additional stock compensation expense associated with the implementation of FAS 123R.

3)	Growth for Commercial Solutions and Other and Government Services for the second quarter of 2006 includes $22.8 million and $2.5 million, respectively, of revenue from acquisitions completed during the past 12 months.
About Perot Systems
Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2005 revenue of $2.0 billion. The company has more than 18,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.
This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Among many factors that could affect our business and cause actual results to differ materially are the following:
•	Our outsourcing agreement with UBS, the largest of our UBS agreements, ends in January 2007, and we expect the end of this agreement to result in the loss of a substantial majority of revenue and profit from our UBS relationship.

•	We may bear the risk of cost overruns relating to software development and implementation services, and, as a result, cost overruns could adversely affect our profitability.

•	Our largest customers account for a substantial portion of our revenue and profits, and the loss of any of these customers could result in decreased revenue and profits.

•	If entities we acquire fail to perform in accordance with our expectations or if their liabilities exceed our expectations, our profits per share could be diminished and our financial results could be adversely affected.

•	Development of our software products may cost more than we initially project, and we may encounter delays or fail to perform well in the market, which could decrease our profits.

•	Profitability of our contracts may be materially, adversely affected if we do not accurately estimate the costs of services and the timing of the completion of projects.

•	Our ability to perform on contracts on which we partner with third parties may be materially and adversely affected if these third parties fail to successfully or timely deliver their commitments.

•	Our contracts generally contain provisions that could allow customers to terminate the contracts and sometimes contain provisions that enable the customer to require changes in pricing, decreasing our revenue and profits and potentially damaging our business reputation.

•	Some contracts contain fixed- and unit-price provisions or penalties that could result in decreased profits.

•	If customers reduce spending that is currently above contractual minimums, our revenue and profits could diminish.

•	Our government contracts contain early termination and reimbursement provisions that may adversely affect our revenue and profits.

•	If we are unable to successfully integrate acquired entities, our profits may be less and our operations more costly or less efficient.

•	Fluctuations in currency exchange rates may adversely affect the profitability of our foreign operations.

•	Our international operations expose our assets to increased risks and could result in business loss or in more expensive or less efficient operations.

•	We have a significant business presence in India, and risks associated with doing business there could decrease our revenue and profits.

•	If we fail to compete successfully in the highly competitive markets in which we operate, our business, financial condition, and results of operations will be materially and adversely affected.

•	Increasingly complex regulatory environments may increase our costs.

•	Our quarterly financial results may vary.

•	Changes in technology could adversely affect our competitiveness, revenue, and profit.

•	We could lose rights to our company name, which may adversely affect our ability to market our services.

•	Failure to recruit, train, and retain technically skilled personnel could increase costs or limit growth.

•	Alleged or actual infringement of intellectual property rights could result in substantial additional costs.

•	Provisions of our certificate of incorporation, bylaws, stockholders’ rights plan, and Delaware law could deter takeover attempts.
Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.
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